As filed with the Securities and Exchange Commission on May 23, 1996.

                                                            File No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        WEITZER HOMEBUILDERS INCORPORATED
               (Exact name of issuer as specified in its charter)


Florida                                             65-0502494
(State or other jurisdiction                      (I.R.S. Employer
 of incorporation or organization)                Identification No.)

5901 N.W. 151st Street
Suite 120
Miami Lakes, Florida                                     33014
(Address of principal executive offices)              (Zip Code)


                 MANAGEMENT AND ACQUISITION CONSULTING AGREEMENT
                           WITH F.B.W. HOLDINGS, INC.

              MANAGEMENT AND ACQUISITION CONSULTING AGREEMENT WITH
                           SHULMAN & ASSOCIATES, INC.
                            (Full title of the plan)


                            Harry Weitzer, President
                        5901 N.W. 151st Street, Suite 120
                           Miami Lakes, Florida 33014
                          Telephone No.: (954) 819-4663
                     (Name and address of agent for service)

                                    Copy to:

                             Joel D. Mayersohn, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                                 (954) 763-1200
                                ----------------

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                       Proposed    Proposed
                                       maximum     maximum
                                       offering    aggregate    Amount of
Title of securities   Amount to be     price per   offering   registration
 to be registered     registered(1)    share(1)    price(1)      fee (1)
================================================================================

Common Stock           350,000
($.01 par value)       shares            $1.50      $525,000      $182.00
================================================================================

(1) Pursuant to Rule 457(h), the maximum offering price was calculated based upon the exercise price of the Options described herein.

                        WEITZER HOMEBUILDERS INCORPORATED

         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(B) OF REGULATION S-K



                  Form S-8 Item Number
                      AND CAPTION              CAPTION IN PROSPECTUS
                  --------------------         ---------------------

 1.      Forepart of Registration State-       Facing Page of Registration
         ment and Outside Front Cover          Statement and Cover Page
         Page of Prospectus                    of Prospectus

 2.      Inside Front and Outside Back         Inside Cover Page of Pro-
         Cover Pages of Prospectus             spectus and Outside
                                               Cover Page of Prospectus

 3.      Summary Information, Risk Fac-        Not Applicable
         tors and Ratio of Earnings to
         Fixed Charges

 4.      Use of Proceeds                       Not Applicable

 5.      Determination of Offering Price       Not Applicable

 6.      Dilution                              Not Applicable

 7.      Selling Security Holders              Sales by Selling
                                               Security Holders

 8.      Plan of Distribution                  Cover Page of Prospectus
                                               and Sales by Selling
                                               Security Holders

 9.      Description of Securities to be       Description of Securities;
         Registered                            Consulting Agreements

10.      Interests of Named Experts and        Legal Matters
         Counsel

11.      Material Changes                      Not Applicable

12.      Incorporation of Certain Infor-       Incorporation of Certain
         mation by Reference                   Documents by Reference

13.      Disclosure of Commission Posi-        Indemnification of Direc-
         tion on Indemnification for           tors and Officers; Under-
         Securities Act Liabilities            takings

PROSPECTUS
                        WEITZER HOMEBUILDERS INCORPORATED

                     350,000 SHARES OF CLASS A COMMON STOCK
                                ($.01 PAR VALUE)

                Issued Pursuant to the Exercise of Options under
                       the Company's Consulting Agreements
                           with F.B.W. Holdings, Inc.
                         and Shulman & Associates, Inc.

         This Prospectus is part of a Registration Statement which registers an aggregate of 350,000 shares of Class A Common Stock, $.01 par value (such shares being referred to as the "Shares"), of Weitzer Homebuilders Incorporated (the "Company" or "Weitzer") which may be issued upon exercise of certain options, as set forth herein, to (i) F.B.W. Holdings, Inc., a consultant to the Company ("F.B.W.") pursuant to a written Management Consulting Agreement dated May 14, 1996 (the "F.B.W. Consulting Agreement"), providing for the issuance of options to purchase 175,000 of such Shares and (ii) Shulman & Associates, Inc., a consultant to the Company ("Shulman") pursuant to a written Management Consulting Agreement dated May 14, 1996 (the "Shulman Consulting Agreement") providing for the issuance of options to purchase an additional 175,000 of such Shares (all of such options being hereinafter collectively referred to as the "Options"). F.B.W. and Shulman may be sometimes collectively referred to as the "Consultants," and the F.B.W. Consulting Agreement and the Shulman Consulting Agreement may be collectively referred to as the "Consulting Agreements." In addition, the Consultants, in their capacity as selling shareholders, may sometimes hereafter be collectively referred to as the "Selling Security Holders." All of the Options are being issued to the Consultants pursuant to written consulting agreements. The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such Shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any proceeds from such sales.

         No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Shares issuable under the terms of the Consulting Agreements shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.
                               --------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               --------------

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER
IN SUCH STATE.

                  The date of this Prospectus is May 23, 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on the NASDAQ National Market System under the symbol "WTZRA."

         The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the resale of up to an aggregate of up to 350,000 shares of the Company's Class A Common Stock, to be issued to Consultants of the Company upon exercise of certain options pursuant to written Consulting Agreements of Weitzer. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the shares of the Class A Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.

         2. The Company's Quarterly Reports on Form 10-Q for the quarterly period ended December 31, 1995, and March 31, 1996.

         3. All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Weitzer Homebuilders Incorporated, 5901 N.W. 151st Street, Suite 120, Miami Lakes, Florida 33014.

                                   THE COMPANY

GENERAL

         Weitzer Homebuilders Incorporated (the "Company"), organized in Florida in 1994, is engaged, through its subsidiaries, primarily in the design, construction and sale of single-family homes and townhomes in Dade and Broward Counties located in Southeast Florida. Prior to May 1995, the Company conducted substantially all of its homebuilding operations through general partnerships (the "Weitzer Homebuilding Partnerships"), in which one general partner was a subsidiary of the Company and the other general partner was a subsidiary of an unaffiliated third party (the "Financial Partner"). Each general partnership was involved in the development of one specific homebuilding project. In May 1995, with a portion of the net proceeds of the Company's initial public offering, the Company acquired the capital stock of the then existing Financial Partner affiliates (the "Partnership Acquisition"). Since that time, the Company consolidates the operations of the Weitzer Homebuilding Partnerships with the financial statements of the Company. Unless the context requires otherwise, all references to the Company shall include its subsidiaries and the Weitzer Homebuilding Partnerships.

         The Company offers a wide variety of moderately-priced homes that are designed to appeal to the entry level and first time move- up buyers. The Company has delivered approximately 1,318 homes in the past five fiscal years, including 296 in the fiscal year ended September 30, 1995. Sales prices of the Company's homes range from approximately $75,000 to $285,000 and the average sales price of homes delivered during the fiscal year ended September 30, 1995, was approximately $127,000. At present, the Company has nine communities in various stages of planning and development, including seven communities in which the Company is currently offering homes for sale. At September 30, 1995, the Company had 1,006 available for sale and 1,125 available lots under option and contract, compared to 226 available lots for sale and 1,810 available lots under option and contract at September 30, 1994. There is no assurance that all lots available for home construction will in fact be used for construction of homes since the acquisition of land and the construction and sales of homes are subject to a variety of factors, including, without limitation, general and local economic conditions, availability of financing, interest rates and government regulation.

         The Company's principal executive offices are located at 5901 N.W. 151st Street, Suite 120, Miami Lakes, Florida 33014.

OPERATING STRATEGY

         The operating strategy of the Company emphasizes the following elements:

         AFFORDABLE HOUSING AND VALUE PRICING. The Company offers a wide variety of moderately-priced homes that are designed to appeal to the entry-level and first-time move-up buyers. The Company strives to deliver superior value to home buyers by pricing homes competitively while consistently providing innovative designs including architectural details and amenities in several of its projects typically found in more expensive homes such as cathedral ceilings, recessed lighting, glass block and security intercom systems. The Company's models afford prospective home buyers a variety of options and features so that they may customize their designs to suit their needs.

         COMMITMENT TO QUALITY AND CUSTOMER SERVICE. Based on internal surveys conducted by the Company, the Company believes that its commitment to quality construction and customer service has afforded it a favorable reputation among home buyers and developers and led to repeat and referral business. The Company acts as the general contractor for its projects and requires that its subcontractors and suppliers use high quality, durable materials in the construction of its homes. The Company generally provides home buyers with at least a one-year warranty on workmanship and building materials and, in certain instances such as when financing is provided through a government loan or where city codes requires, a ten-year structural warranty.

         COST CONTROLS. In general, the Company attempts to reduce certain risks in the homebuilding industry and maximize its financial resources by: (i) acquiring land for development through seller financing (which generally allows for more favorable payment terms and lower closing costs); (ii) utilizing options and other similar agreements whereby the Company provides a relatively small deposit to obtain the right to purchase a specified number of lots over some period of time so long as it exercises a certain number of options pursuant to a periodic takedown schedule; (iii) obtaining required zoning entitlements prior to purchase land; (iv) beginning construction of a home only after execution of a sales contract, receipt of a down payment and, where applicable, the buyer's receipt of mortgage approval; (v) using subcontractors on a fixed price basis; (vi) minimizing inventory of land and unsold homes by building speculative units on a limited basis; and (vii) obtaining volume discounts on construction materials.

         SOUTHEAST FLORIDA MARKET. Although the Company is continuously evaluating locations for new residential communities and is exploring the possibility of expanding into areas outside of its primary market in Southeast Florida, management of the Company anticipates that in the near term its business and earnings will continue to be derived principally from the Southeast Florida market. Based on management's knowledge of the Southeast Florida homebuilding market, the Company believes it has certain competitive advantages in this market, including senior management's understanding of, and experience with the local market; controls and cost savings that result from the Company's centralized operations; and an experienced sales force that is employed on a long-term rather than project-by-project basis.

LAND ACQUISITION AND DEVELOPMENT.

         The Company acquires both improved building lots ready for construction, and tracts of land that require site improvements prior to construction. Generally, the Company attempts to acquire or control at least 100 lots in a development to achieve economies of scale in its marketing activities. When contemplating the purchase of land for development, the Company considers the cost of the land, the desirability of the proposed project to targeted home buyers, population growth patterns, competitive conditions and available financing. The Company's land purchase agreements are typically subject to numerous conditions, including, but not limited to, the Company's ability to obtain or verify the necessary zoning and other governmental approvals for the proposed subdivision. During the investigation period, the Company also confirms the availability of utilities, conducts hazardous waste and other environmental analyses, arranges construction financing and completes its marketing feasibility studies. As a result, the Company is generally able to begin development activities immediately after closing the land purchase.

         The Company attempts to reduce the financial risks and capital requirements associated with maintaining its own inventory of lots by utilizing options and other similar agreements pursuant to which the Company provides a deposit and obtains the right to purchase a specified number of lots over a period of time so long as it exercises a certain number of its options pursuant to a periodic takedown schedule. These agreements are generally on a non-recourse basis, so that if the Company does not meet the takedown schedule, its only financial risk is forfeiture of a deposit. Generally, the options are exercised only after prospective home buyers have executed a sales contract and made a down payment; however, the options may be exercised without having pre-sold the lots in order for the Company to preserve its option to purchase the remaining lots.

MANAGEMENT AND ACQUISITION CONSULTING AGREEMENT WITH F.B.W. HOLDINGS, INC.

         On May 14, 1996, the Company entered into a Management and Acquisition Consulting Agreement with F.B.W., pursuant to which the Company agreed to issue to F.B.W. Options to purchase up to an aggregate of 175,000 shares of Class A Common Stock of the Company in consideration for consulting services to be provided to the Company over an anticipated three-year period commencing as of the date of the agreement. F.B.W. is wholly-owned by Mr. Franklyn Weichelsbaum, who is the sole officer and director of F.B.W. The term of the Management and Acquisition Consulting

Agreement will be three years. Under the terms of the F.B.W. Consulting Agreement, F.B.W. is to undertake for and consult with the Company concerning management, marketing, strategic planning, corporate organization and structure, expansion of services and shall review and advise the Company regarding its overall progress, needs and condition.

         In particular, F.B.W. shall provide the following enumerated services:
(i) the implementation of short range and long term strategic planning to fully develop and enhance the Company's assets, resources and services; (ii) the implementation of a marketing program to assist the Company in broadening the markets for its business and services and promote the image of the Company and its businesses and services; (iii) assist the Company in monitoring the services provided by the Company's other outside professionals; and (iv) advise and assist the Company in identifying, evaluating, structuring and acquiring businesses, to advise and assist the Company in identifying, evaluating and acquiring properties

MARKETING CONSULTING AGREEMENT

         On May 14, 1996, the Company entered into a Management and Acquisition Consulting Agreement with Shulman & Associates, Inc. pursuant to which the Company agreed to issue to Shulman Options to purchase up to an aggregate of 175,000 shares of Class A Common Stock of the Company in consideration for consulting services to be provided to the Company over an anticipated three-year period commencing as of the date of the Agreement. Shulman is wholly- owned by Mr. Manny Shulman, who is the sole officer and director of Shulman. The term of the Management and Acquisition Consulting Agreement will be three years. Shulman is to undertake for and consult with the Company concerning management, marketing, strategic planning, corporate organization and structure, financial matters including stockholder relations, and evaluating and structuring business acquisitions.

         In particular, Shulman shall provide the following enumerated services:
(i) the implementation of short-range and long-term planning to fully develop and enhance the Company's assets, resources and services; (ii) the implementation of a marketing program to assist the Company in broadening the markets for its business and services and promote the image of the Company;
(iii) assist the Company in monitoring the services provided by the Company's advertising firm and public relations firm; (iv) advise the Company relative to the continued development of a stockholder relations program; (v) assist the Company in developing programs and resources to enable and enhance its capacities to secure regulatory approvals; (vi) advise and assist the Company in identifying, evaluating and structuring business acquisitions.

COMPENSATION

         In connection with the Consulting Agreements, the Company has agreed to issue Options to purchase up to 350,000 shares of Class A Common Stock of the Company over the aforementioned period and which are not being administered by either the Board of Directors of the Company or any committee of the Board of Directors organized for that purpose. The specific terms of the Options are as follows:

         (a) OPTION PRICE. Options to purchase 350,000 shares of Common Stock shall be exercisable at $1.50 per share. The Options may be exercised in part or in whole.

         (b) TERM OF OPTIONS. Each Option expires three years following the date of issuance.

         (c) PAYMENT FOR SHARES. The purchase price for the exercise of the Options is payable in cash, and the price for the shares of Common Stock is to be paid in full upon exercise of the Options.

         (d) TRANSFERABILITY. The Options are not transferable by the holder thereof except to the Consultant's sole shareholder or pursuant to the laws of descent and distribution.

         (e) REDEMPTION. There are no redemption rights afforded to the Company in connection with the Options.

         (f) ADJUSTMENTS. The number of shares of Class A Common Stock of the Company purchasable upon exercise of the Options and the exercise price of the Options are subject to adjustment upon the occurrence of specified events primarily involving stock dividends, stock splits, reorganizations, reclassifications, consolidations and mergers. There will be no adjustment for the payment of cash dividends by the Company on its Class A Common Stock. The Company is not required to issue fractional shares. Options for fractional shares amounting to less than one share will be disregarded.

         (g) MISCELLANEOUS. It is intended that the resale of the shares of Class A Common Stock issued on exercise of the Options will be fully registered under the Securities Act of 1933.

FEDERAL INCOME TAX EFFECTS

         An Option holder does not recognize taxable income on the date of the grant of the Option, which is a non-statutory option, but recognizes ordinary income generally at the date of exercise in the
                                       11
amount of the difference between the Option exercise price and the fair market value of the Class A Common Stock on the date of exercise. However, if the holder is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1934, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six- month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the Option holder is deductible by the Company in the year that income is recognized.

RESTRICTIONS UNDER SECURITIES LAWS

         The sale of any shares of Class A Common Stock acquired upon the exercise of the Options must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater stockholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under the Federal Securities Laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption. Officers, directors and 10% and greater stockholders are also subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934. Section 16(b) of the Exchange Act generally provides that if an officer, director or 10% and greater stockholder sold any Class A Common Stock of the Company acquired pursuant to the exercise of a stock option or warrant, he would generally be required to pay to the Company any "profits" resulting from the sale of the stock and receipt of the stock option. Section 16(b) exempts all option exercises from being treated as purchases and, instead, treats an option grant as a purchase of the underlying security, which grant/purchase may be matched with any sale of the underlying security within six months of the date of grant.


                        SALES BY SELLING SECURITY HOLDERS

         The following table sets forth the name of the Selling Security Holders, the amount of shares of Class A Common Stock held directly or indirectly or underlying the maximum number of Options to be issued to the Selling Security Holders, the maximum amount of shares of Class A Common Stock underlying the Options to be offered by the Selling Security Holders, the exercise price for the Options, the amount of Class A Common Stock to be owned by the Selling Security Holders following sale of such shares of Class A Common Stock and the percentage of shares of Class A Common Stock to be owned by the Selling Security Holders following completion of such offering (based on 2,032,663 shares of Class A Common Stock of the Company outstanding at March 31, 1996).

                                                 Estimated                     Percentage
                                                 Per Share     Shares to be    to be Owned
Name of Selling     Number of      Shares to     Exercise      Owned After        After
Security Holder   Shares Owned    Be Offered       Price        Offering         Offering
- ---------------   ------------    ----------     ---------     ------------    ----------
F.B.W. Holdings,
 Inc.               175,000*        175,000*       $1.50           -0-             --

Shulman &
 Associates, Inc.   175,000*        175,000*       $1.50           -0-             --


            * Represents shares of Common Stock underlying Options.


                            DESCRIPTION OF SECURITIES

         The Company is currently authorized to issue up to 40,000,000 shares of Class A Common Stock, $.01 par value per share, of which 2,032,663 shares were outstanding as of March 31, 1996. The Company is authorized to issue 1,500,000 shares of Class B Common Stock all of which are outstanding. The Company is authorized to issue up to 5,000,000 shares of Preferred Stock, $.01 par value per share, none of which were outstanding as of March 31, 1996.

CLASS A COMMON STOCK

         The Company's Class A Common Stock, $.01 par value, has been traded since April 26, 1995, on the NASDAQ National Market System under the symbol "WTZRA." Prior to that time, there was no public market for the Class A Common Stock. There is no established public trading market for the Company's Class B Common Stock, $.01 par value ("Class B Common Stock"), all of the shares of which are held by Mr. Harry Weitzer. The following sets forth the range of high and low bid prices for the Class A Common Stock as reported on the NASDAQ National Market System during each of the quarters presented. The quotations set forth below are inter-dealer quotations, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                              CLASS A COMMON STOCK

         QUARTERLY PERIOD ENDED             HIGH BID            LOW BID

         March 31, 1996                     $4.25               $3.125

         December 31, 1995                  $5.00               $3.75

         September 30, 1995                 $7.1250             $5.7500

         June 30, 1995 commencing           $7.1250             $6.4675
         April 26, 1995

         As of December 18, 1995, there were 136 holders of record of the Company's Class A Common Stock. This number does not include beneficial owners of the Class A Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

DIVIDENDS

         Prior to the Earnings Achievement Date (as hereinafter defined), the holders of the Common Stock are entitled to receive, if, when and as declared by the Board of Directors to the extent funds are legally available therefor, dividends at the rate of (i) $.325 per share per annum, with respect to the Class A Common Stock, and (ii) $.001 per share per annum, with respect to the Class B Common Stock, payable quarterly on the 15th day of February, May, August and November of each year. The Company's Board of Directors declared a quarterly cash dividend of $.08125 on the Class A Common Stock payable on August 15, 1995, and November 15, 1995. No other cash dividends have been declared or paid. For periods following the Earnings Achievement Date, holders of the Class A Common Stock and the Class B Common Stock are entitled to receive such dividends, in equal amounts per share, as may be declared from time to time by the Board of Directors out of funds legally available therefor.

         The Earnings Achievement Date is a date which is 10 business days following the filing by the Company with the Securities and Exchange Commission of the first Form 10-Q or Form 10-K, as the case may be (the "SEC Report"), which reflects that, as of the last day of the period to which such SEC Report relates, the Company has had an aggregate of $7,500,000 of Operating Income earned since April 1, 1995 (the "Earnings Achievement"). "Operating Income" of the Company for any fiscal period means the Consolidated Net Income for such period, (x) increased or decreased by all income tax expense or benefit for such period, and (y) decreased by all dividends paid or accrued during such period. "Consolidated Net Income" of the Company for any period means the consolidated income or loss of the Company and its subsidiaries as set forth on the Company's consolidated statement of income for any such fiscal period and as determined in accordance with generally accepted accounting principles consistently applied, provided that (i) the results of operations of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (ii)(a) any gains or losses from assets sales or reserves related thereto (other than a disposition of housing inventory in the ordinary course of business), (b) any gains or losses upon the extinguishment of indebtedness, including the write-off of unamortized deferred loan costs and unamortized original issue discount in connection with the retirement of the Company's 10% Bonds due June 30, 1998 ("10% Bonds"), or any amortization relating to original issue discount and deferred loan costs in connection with such 10% Bonds, and (c) any extraordinary gains or losses, shall be excluded. No later than (i) 45 days after the end of the Company's fiscal quarter which is not the year-end or (ii) 90 days after the fiscal year-end, as the case may be, the Chief Financial Officer of the Company shall determine if the Earnings Achievement has occurred. On the day of the filing of the SEC Report with the Commission, the Company shall make a public announcement that the Earnings Achievement has occurred.

         Under the terms of the Company's 10% Bonds, the Company may not declare or pay any dividend or make any other distribution on any equity securities of the Company (except dividends or distributions payable in equity securities of the Company), or purchase, redeem or otherwise acquire, or permit a subsidiary to purchase, redeem or otherwise acquire, any equity security of the Company (other than equity securities acquired in exchange for securities of the Company and certain equity securities issued to employees, directors or consultants), if, upon giving effect to such dividend, distribution, redemption or other acquisition, the net worth of the Company would be reduced to less than an amount equal to 120% of the remaining indebtedness outstanding under the 10% Bonds. As of September 30, 1995, the indebtedness outstanding under the Company's 10% Bonds was approximately $3,750,000, including accrued interest thereon, and the consolidated net worth of the Company as of September 30, 1995, was $10,054,871.

         Under the terms of the Company's loan agreement with Residential Funding Corporation, the Company may not declare or pay any dividend or make any other distribution on any shares of capital stock of the Company (other than for the dividends on the Class A Common Stock and Class B Common Stock set forth in the Company's Articles of Incorporation prior to the Earnings Achievement Date) in an amount which exceeds 50% of the previous fiscal year's audited pre tax profits to the extent that the same would cause an event of default under the agreement.

VOTING RIGHTS

         Holders of shares of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of shareholders (except as otherwise required by law or in the Company's Articles). Each share of Class A Common Stock and Class B Common Stock is entitled to one vote. The holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulative voting rights. The terms of the Class A Common Stock may not be amended by the affirmative vote of the holders of at least the majority of the then-outstanding shares of the Class A Common Stock voting together as a separate class. Under existing Florida law, the holders of the outstanding shares of Class A Common Stock will be entitled to vote as a separate class upon a proposed amendment of the articles if it would change the rights, preferences or limitations of the Class A Common Stock, and in certain other circumstances provided by statute. Prior to the Earnings Achievement Date having occurred and all accumulated and unpaid dividends on the Class A Common Stock and the Class B Common Stock having been declared and paid in full, the Company will not create and issue any class or series of stock, including a series of preferred stock, ranking equal or prior to the Class A Common Stock and Class B Common Stock with respect to the payment of dividends if the distribution of assets and liquidation, dissolution or winding up without the affirmative vote of the holders of at least a majority of the then-outstanding shares of Class A Common Stock voting together as a separate class taken in advance of any such actions.

         Upon liquidation, dissolution or winding up of a company, company distributions to holders of any class of common stock would only be made after payment in full of creditors and provision for the preference of any preferred stock having preference over the common stock. Thereafter, so long as any shares of Class B Common Stock are outstanding, the holders of Class A Common Stock are entitled to receive $6.50 per share and the holders of Class B Common Stock are to entitled to receive $.01 per share. After such amounts are paid, the holders of the Class B Common Stock are entitled to $6.50 per share and the holders of the Class A Common Stock are entitled to receive $.01 per share. Any remaining amount would then be shared pro ratably by both classes.

         The holders of the Class A Common Stock and Class B Common Stock are not entitled to pre-emptive rights or subscription or redemption privileges. Class A Common Stock is not convertible.
 The Class B Common Stock is convertible share for share into the Class A Common Stock if the Earnings Achievement Date has occurred and all accumulated and unpaid dividends in the Class A Common Stock have been declared and paid in full. If all the shares of Class B Common Stock are so converted, the Board of Directors shall have the right, without further shareholder action, to change the designation of the Class A Common Stock to Common Stock.

PREFERRED STOCK

         The Board of Directors is authorized, subject to the voting rights, if any, of the Class A Common Stock, to issue the authorized and unissued preferred stock in one or more series, to fix or alter the rights, preferences, privileges and restrictions, including the dividend rights, dividend rate, conversion rights, voting rights and terms of redemption, liquidation preferences and sinking fund of any series of preferred stock which is authorized and unissued. No shares of Preferred Stock have been issued or are outstanding as of the date hereof.

OVER-THE-COUNTER MARKET

         The Company's Class A Common Stock is traded on the NASDAQ National Market System under the symbol "WTZRA."

TRANSFER AGENT

         The Transfer Agent for the shares of Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.


                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Special Counsel for the
Company, Fort Lauderdale, Florida.


                                 INDEMNIFICATION

         The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in such Statute. The Company's by-laws provide that, to the fullest extent permitted by applicable law, as amended from time to time, the Company will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company or serves in such capacity with any other enterprise at the request of the Company. The Company may also indemnify employees or agents of the Company if the Company's Board so approves. This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

         The provision of the FBCA authorizes the Company to indemnify its officers and directors in connection with actions, suits and proceedings brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal actions, had no reasonable cause to believe the person's conduct was unlawful. Unless pursuant to a determination by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (i) a majority vote of the directors who were not parties to the proceeding or a committee consisting solely of two or more directors not party to the proceedings, (ii) independent legal counsel selected by a majority vote of the directors who were parties to the proceeding or committee of directors (or selected by the full board if a quorum or committee cannot be obtained), or (iii) the affirmative vote of the majority of the Company's shareholders were not parties to the proceeding.

         The FBCA further provides that the Company may make any other further indemnity by resolution, by-law, agreement, vote of shareholders, disinterested directors or otherwise, except with the respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgement or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his conduct was unlawful, (ii) a transaction from which such person derived an improper personal benefit, (iii) wilful misconduct or conscious disregard for the best interest of the Company in the case of a derivative action by a shareholder, or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0384 of the FBA. The FBCA does not affect a director's responsibilities under any other law, such as federal securities laws.

         The Company maintains directors and officers liability insurance, which covers the Company's subsidiaries and the respective directors and officers.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE

         The documents listed in (a) through (b) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post- effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

                  (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.

                  (b) The Company's Quarterly Reports on Form 10-Q for the quarterly period ended December 31, 1995, and March 31, 1996.

                  (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's document referred to in (a) above.

                  (d) The description of the Common Stock of the Company which is contained in a Registration Statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

ITEM 4.           DESCRIPTION OF SECURITIES

         A description of the Company's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBA") to indemnify its directors and officers to the extent provided for in such Statute. The Company's by-laws provide that, to the fullest extent permitted by applicable law, as amended from time to time, the Company will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company or serves in such capacity with any other enterprise at the request of the Company. The Company may also indemnify employees or agents of the Company if the Company's Board so approves. This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

         The provision of the FBCA authorizes the Company to indemnify its officers and directors in connection with actions, suits and proceedings brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal actions, had no reasonable cause to believe the person's conduct was unlawful. Unless pursuant to a determination by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (i) a majority vote of the directors who were not parties to the proceeding or a committee consisting solely of two or more directors not party to the proceedings, (ii) independent legal counsel selected by a majority vote of the directors who were parties to the proceeding or committee of directors (or selected by the full board if a quorum or committee cannot be obtained), or
(iii) the affirmative vote of the majority of the Company's shareholders were not parties to the proceeding.

         The FBCA further provides that the Company may make any other further indemnity by resolution, by-law, agreement, vote of shareholders, disinterested directors or otherwise, except with the respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgement or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his conduct was unlawful, (ii) a transaction from which such person derived an improper personal benefit, (iii) wilful misconduct or conscious disregard for the best interest of the Company in the case of a derivative action by a shareholder, or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0384 of the FBA. The FBCA does not affect a director's responsibilities under any other law, such as federal securities laws.

         The Company maintains that directors and officers liability insurance, which covers the Company's subsidiaries and the respective directors and officers.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED

         Inasmuch as the Consultants who received the Options of the Company were knowledgeable, sophisticated and had access to comprehensive information relevant to the Company, such transaction was undertaken in reliance on the exemption from registration provided by Section 4(2) of the Act. As a condition precedent to such grant, the Consultants were required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from the Company except upon sale of the underlying shares of Common Stock pursuant to a registration statement.

ITEM 8.           EXHIBITS

EXHIBIT                             DESCRIPTION

(4)(a)            Management and Acquisition Consulting Agreement with
                  F.B.W. Holdings, Inc.

(4)(b) Marketing and Acquisition Consulting Agreement with Shulman & Associates, Inc.

(5)               Opinion of Atlas, Pearlman, Trop & Borkson, P.A.
                  relating to the issuance of shares of securities pursuant to the above Consulting Agreements

(23.1)            Consent of Atlas, Pearlman, Trop & Borkson, P.A.
                  included in the opinion filed as exhibit (5) hereto

(23.2) Consent of independent certified public accountants, Coopers & Lybrand L.L.P.

ITEM 9.           UNDERTAKINGS

         (1)      The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S- 8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Lakes and the State of Florida, on the 23rd day of May, 1996.

                                            WEITZER HOMEBUILDERS INCORPORATED



                                            By:/S/HARRY WEITZER
                                               -------------------------------
                                               Harry Weitzer
                                               Chairman of the Board
                                               and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                     TITLE                   DATE

                            Chairman of the Board
                            and Chief Executive
                            Officer (Principal
/S/HARRY WEITZER            Executive Officer)              May 23, 1996
- ----------------------
Harry Weitzer

                            Controller (Principal
/S/TIMOTHY S. HART          Accounting Officer)             May 23, 1996
- ----------------------
Timothy S. Hart

/S/JOSEPH B. ROSE           Director                        May 23, 1996
- ----------------------
Joseph B. Rose

/S/MICHAEL A. AMBROSIO      Director                        May 23, 1996
- ----------------------
Michael A. Ambrosio

/S/LAWRENCE HELLRING        Director                        May 23, 1996
- ----------------------
Lawrence Hellring

/S/BRIAN KAHAN              Director                        May 23, 1996
- ----------------------
Brian Kahan